Exhibit 16.1







October 22, 2001




Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for College Bound Student Alliance, Inc. (the "Company") and, under the date of October 5, 2000, we reported on the consolidated financial statements of the Company as of and for the years ended July 31, 2000 and 1999. We have read the Company's statements included under
Item 4 of its Form 8-K dated October 5, 2001 ("Item 4"), and we agree with such statements, except as set forth below.

(i)       We disagree with the Company's statement in the first paragraph of
     Item 4 that KPMG LLP had ceased its engagement on October 1, 2001. In a letter from the Company's management to KPMG LLP dated September 28, 2001 and received by KPMG LLP on October 1, 2001, we were advised by the Company that our services as principal accountant had been terminated.

(ii) We are not in a position to agree or disagree with the Company's statement in the first paragraph of Item 4 that the change was approved by the board of directors on October 2, 2001 and that Hein + Associates LLP replaced KPMG LLP on October 3, 2001.

(iii) In the second paragraph of Item 4, the Company only makes reference to the year ended July 31, 2000; however, our independent auditors' reports on the consolidated financial statements of the Company as of and for the years ended July 31, 2000 and 1999, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

(iv) We are not in a position to agree or disagree with the Company's statements in the sixth paragraph of Item 4 that Hein + Associates LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

(v) We disagree with the Company's statements in the third and fourth paragraphs of Item 4. There were no disagreements, as the term is defined in Item 304 (a) (l) (iv) of Regulations S-K, with KPMG LLP during each of the fiscal years ended July 31, 2000 and 1999, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to our satisfaction would have caused us to make reference in connection with our opinion to the subject matter of the disagreement. During the subsequent period from August 1, 2000 through October 1, 2001, there was a disagreement as follows:

     During the quarters ended October 31, 2000 and January 31, 2001, senior management of the Company responsible for the financial statements disagreed with KPMG LLP regarding the Company's revenue recognition policy of a newly acquired subsidiary. The Chief Financial Officer, the Chairman of the Board and President and an additional member of the Board of Directors of the Company and representatives of KPMG LLP had discussions from August through December 2000 as to the proper interpretation of recent accounting guidance including Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, and its impact on the Company's multiple element contracts entered into from August 1, 2000 to December 31, 2000. The Company ultimately agreed to make the adjustments proposed by KPMG LLP to the Company's unaudited condensed consolidated financial statements as of and for the quarters ended October 31, 2000 and January 31, 2001. The Company has authorized KPMG LLP to respond fully to the inquiries by Hein + Associates concerning the subject matter of this disagreement.

Very truly yours,



/s/ KPMG LLP
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KPMG LLP